Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES FIRST QUARTER 2014 RESULTS

- Reports FFO of $0.17 Per Fully Diluted Share -

New York, New York, May 6, 2014 - Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today reported operational and financial results for the first quarter 2014.

“We had a positive start in 2014. We continued to produce strong leasing results including renewal leases and expansions with several key tenants. Additionally, we saw strength in attendance at the Empire State Building Observatory and increased Observatory revenues from optimized ticket sales and pricing, despite difficult weather and the shift of Easter week from March to April. We believe our low levered balance sheet and new leases at higher spreads continued to drive strong value,” stated Anthony E. Malkin, Empire State Realty Trust’s Chairman, Chief Executive Officer, and President.

First Quarter Highlights

•	Achieved Funds From Operations (“FFO”) of $0.17 per fully diluted share and net income attributable to the Company was $0.05 per fully diluted share

•	Total portfolio was 87.2% occupied, up 110 basis points from December 31, 2013; including signed leases not commenced (“SLNC”), the total portfolio was 88.8% leased at March 31, 2014

•	Manhattan office portfolio (excluding the retail component of these properties) was 86.0% occupied, up 160 basis points from December 31, 2013; including SLNC, the Manhattan office portfolio (excluding the retail component of these properties) was 87.4% leased at March 31, 2014

•	Retail portfolio was 92.2% occupied, up 30 basis points from December 31, 2013; including SLNC, the Company’s retail portfolio was 92.5% leased at March 31, 2014

•	Empire State Building was 83.0% occupied, up 80 basis points from December 31, 2013; including SLNC, the Empire State Building was 84.5% leased at March 31, 2014

•	Executed 50 leases, representing 191,319 rentable square feet across the total portfolio, achieving a 15.8% increase in mark-to-market rent over previously fully escalated rents on new, renewal, and expansion leases; 42 of these leases, representing 171,908 rentable square feet, were within the Manhattan office portfolio (excluding the retail component of these properties), representing a 22.8% increase in mark-to-market rent over previously fully escalated rents on new, renewal and expansion leases

•	Declared a dividend in the amount of $0.085 per share for the first quarter 2014, which was paid on March 31, 2014

Financial Results for the First Quarter 2014

FFO was $41.3 million, or $0.17 per fully diluted share. Net income attributable to the Company was $4.4 million, or $0.05 per fully diluted share. The Company began operations upon the completion of its formation transactions and initial public offering (“IPO”) in October 2013 and therefore had no comparative results to report for the first quarter 2013.

Portfolio Operations

The Company reported that its total portfolio, containing 8.4 million rentable square feet of office and retail space, was 87.2% occupied at the end of the first quarter 2014. Percentage occupied was up 110 basis points from 86.1% at the end of the fourth quarter 2013, and up 720 basis points from 80.0% at the end of the first quarter 2013. Including SLNC, the Company’s portfolio was 88.8% leased at March 31, 2014.

The Company’s office portfolio (excluding the retail component of these properties) containing 7.7 million rentable square feet, was 86.8% occupied at the end of the first quarter 2014, up 120 basis points from the end of the fourth quarter 2013, and up 700 basis points from the end of the first quarter of 2013. Including SLNC, the Company’s office portfolio (excluding the retail component of these properties) was 88.5% leased at March 31, 2014.

The Manhattan office portfolio (excluding the retail component of these properties) containing 5.9 million rentable square feet was 86.0% occupied at the end of the first quarter 2014, up 160 basis points from the end of the fourth quarter 2013, and up 820 basis points from the end of the first quarter 2013. Including SLNC, the Company’s Manhattan office portfolio (excluding the retail component of these properties), was 87.4% leased at March 31, 2014.

The Company’s retail portfolio, containing approximately 624,000 rentable square feet, was 92.2% occupied at the end of the first quarter 2014. This compares to 91.9% at the end of the fourth quarter of 2013, and compares to 82.1% at the end of the first quarter 2013. Including SLNC, the Company’s retail portfolio was 92.5% leased at March 31, 2014.

Leasing

For the three months ended March 31, 2014, the Company executed 50 leases within the total portfolio, comprising 191,319 rentable square feet. Total leasing volume included 49 office leases, comprising 190,966 rentable square feet, and 1 retail lease, comprising 353 rentable square feet.

On a blended basis, the 50 new, renewal and expansion leases signed within the total portfolio during the quarter had an average starting rental rate of $48.03 per rentable square foot, representing an increase of 15.8% over the prior in-place rent on a fully escalated basis.

Leases signed in the First Quarter 2014 for the Manhattan office portfolio included:

•	20 renewal leases, comprising 44,218 rentable square feet, with an average starting rental rate of $46.56 per rentable square foot, representing an increase of 6.4% over the prior in-place rent on a fully escalated basis, and

•	22 new leases comprising 127,690 rentable square feet, with an average starting rental rate of $50.47 per rentable square foot, representing an increase of 29.2% over the prior in-place rent on a fully escalated basis

Significant Leases Executed During the First Quarter included:

•	At the Empire State Building, the Company signed a 43,401 rentable square foot expansion lease with LinkedIn Corporation for a term of 11.9 years, bringing its total to approximately 159,000 leased rentable square feet;

•	At One Grand Central Place, the Company signed a 16,995 rentable square foot renewal and expansion lease with Johnson Controls, Inc. for a term of 10.3 years, and also signed a 12,723 rentable square foot new lease with 3i Debt Management US LLC for a term of 10.4 years; and

•	At First Stamford Place, the Company signed a new 10,842 rentable square foot lease with American Express Travel Related Services for a term of 10.4 years

Empire State Building Update

The Company continues to renovate and re-lease the 2.8 million rentable square foot Empire State Building, its flagship property. At March 31, 2014, the Empire State Building was 83.0% occupied; including SLNC, the Empire State Building was 84.5% leased.

In the first quarter 2014, the Company executed 12 office leases and 1 retail lease at the Empire State Building, representing 80,192 rentable square feet.

The Empire State Building Observatory revenue for the first quarter grew 3.6% to $17.3 million, from $16.7 million in the first quarter 2013, and was driven by a combination of higher admission prices and better mix of tickets purchased. The Observatory hosted approximately 664,000 visitors in the first quarter 2014, representing a 6.3% decrease from the same period of 2013. Management believes that the decrease in attendance is attributed to the large number of zero visibility days and cancelled flights to and from New York City due to severe weather, as well as the shift of the Easter holiday week from the first quarter 2013 to the second quarter 2014.

Balance Sheet and Financial Transactions

As of March 31, 2014, the outstanding balance on the Company’s term loan and credit facility was $325.0 million. The secured revolving and term credit facility has an accordion feature, allowing for an increase in maximum aggregate principal balance to $1.25 billion under certain circumstances.

At March 31, 2014, the Company had total debt outstanding of approximately $1.2 billion, with a weighted average interest rate of 4.55% per annum, and a weighted average term to maturity of 2.9 years. The Company has approximately $196.5 million of debt maturing during the remainder of 2014, and approximately $90.0 million maturing in 2015.

Dividend

The Company paid a dividend of $0.085 per share for the first quarter 2014 to holders of the Company’s Class A common stock and Class B common stock and to holders of Empire State Realty OP, L.P.’s Series ES, Series 250 and Series 60 operating partnership units (NYSE Arca: ESBA, FISK and OGCP, respectively) and Series PR operating partnership units on March 31, 2014.

Webcast and Conference Call Details

Empire State Realty Trust will host a webcast and conference call, open to the general public, on Wednesday, May 7, 2014 at 8:30 am Eastern time.

The webcast will be available in the Investor Relations section of the Company’s website at www.empirestaterealtytrust.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can be accessed by dialing 1-877-407-3982 for domestic callers or 1-201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for international callers. The passcode for the replay is 13579596. A replay of the conference call will be available until May 14, 2014.

The Supplemental Package will be available prior to the conference call in the Investor Relations section of the Company’s website, www.empirestaterealtytrust.com.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous office building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 8.4 million rentable square feet, as of March 31, 2014, consisting of 7.7 million rentable square feet in 12 office properties, including seven in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 624,000 rentable square feet in the retail portfolio. The Company also owns land at the Stamford, Connecticut Transportation Center that supports the development of an approximately 380,000 rentable square foot office building and garage and has an option to acquire two additional Manhattan office properties encompassing approximately 1.5 million rentable square feet of office space and over 150,000 rentable square feet of retail space at the base of the buildings.

Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page seven of this release and in the Company’s supplemental package.

Forward-Looking Statements

This press release includes “forward looking statements”. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the factors included in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

“Business,” and “Properties” and (ii) in future periodic reports filed by the Company under the Securities and Exchange Act of 1934, as amended. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

Media

Brandy Bergman/Hugh Burns

Sard Verbinnen & Co.

(212) 687-8080

Empire State Realty Trust, Inc.

Condensed Consolidated Statement of Income

(unaudited and amounts in thousands, except per share data)

For the Three Months Ended March 31, 2014
Revenues
Rental revenue	$90,204
Tenant expense reimbursement	15,153
Observatory revenue	17,301
Construction revenue	14,963
Third-party management and other fees	611
Other revenue and fees	2,074

Total revenues	140,306

Operating expenses
Property operating expenses	36,311
Marketing, general and administrative expenses	8,675
Observatory expenses	6,981
Construction expenses	14,283
Real estate taxes	18,373
Depreciation and amortization	30,115

Total operating expenses	114,738

Total operating income	25,568

Other income (expense)
Interest expense	(14,337)

Net income	11,231
Net income attributable to non-controlling interests	(6,862)

Net income attributable to Empire State Realty Trust, Inc.	$4,369

Total weighted average shares
Basic	95,575

Diluted	95,617

Net income per share attributable to Empire State Realty Trust, Inc.
Basic	$0.05

Diluted	$0.05

Empire State Realty Trust, Inc.

Reconciliation of Net Income to Funds From Operations

(unaudited and amounts in thousands, except per share data)

Funds From Operations (“FFO”)	For the Three Months Ended March 31, 2014

Net income	$11,231
Real estate depreciation and amortization	30,052

FFO	$41,283

Total weighted average shares and Operating Partnership Units
Basic	245,779

Diluted	245,821

FFO per share
Basic	$0.17

Diluted	$0.17

Empire State Realty Trust, Inc.

Consolidated Balance Sheets

(unaudited and amounts in thousands)

	March 31, 2014	December 31, 2013
Assets
Commercial real estate properties, at cost	$1,667,690	1,649,423
Less: accumulated depreciation	(315,256)	(295,351)

Commercial real estate properties, net	1,352,434	1,354,072
Cash and cash equivalents	44,703	60,743
Restricted cash	54,832	55,621
Tenant and other receivables	29,644	24,817
Deferred rent receivables	74,971	62,689
Prepaid expenses and other assets	23,535	35,407
Deferred costs, net	79,032	78,938
Acquired below market ground lease, net	61,886	62,312
Acquired lease intangibles, net	237,900	249,983
Goodwill	491,479	491,479

Total assets	$2,450,416	$2,476,061

Liabilities and equity
Mortgage notes payable	$878,545	$883,112
Term loan and credit facility	325,000	325,000
Accounts payable and accrued expenses	71,712	81,908
Acquired below market leases, net	125,106	129,882
Deferred revenue and other liabilities	22,574	21,568
Tenants’ security deposits	32,939	31,406

Total liabilities	1,455,876	1,472,876
Total equity	994,540	1,003,185

Total liabilities and equity	$2,450,416	$2,476,061